Exhibit 10.2

SECURED GUARANTY

March 21, 2022

In order to induce TQLA, LLC, a California limited liability company (the “Creditor”) to grant to Eastside Distilling, Inc., a Nevada corporation (“Debtor”) a loan of up to a maximum of Three Million Dollars ($3,000,000) pursuant to a Secured Promissory Note (the “Note”) dated the date of this Guaranty (this “Guaranty”), the undersigned guarantor Craft Canning + Bottling, LLC (“Craft Canning”) (the “Guarantor”), as of the date hereof, for value received, unconditionally, irrevocably and absolutely guarantees to Creditor, payment and performance when due of all obligations of Debtor pursuant to the Note (the “Obligations”) now or hereafter owing to Creditor by Debtor, which Obligations, together with all costs of collection thereof, including, without limitation, interest and attorneys’ fees directly related to the collection thereof, are hereinafter collectively called the “Guaranteed Obligations.” Guarantor represents it is not prohibited under its Articles of Organization and Operating Agreement from serving as a Guarantor. This Guaranty is a guaranty of payment and performance when due and not of collection.

Guarantor hereby grants the Creditor a security interest in the specified assets set forth on Exhibit A to this Agreement as security for the Guaranteed Obligations (the “Collateral”). The Creditor shall have all of the rights and remedies of a secured party under the Oregon Uniform Commercial Code and all other applicable law, all of which rights and remedies shall be cumulative and nonexclusive to the extent permitted by law. Guarantor additionally guarantees all costs of collection and other costs incurred by the Creditor to protect its interest in the Collateral and to enforce any of its rights hereunder, including reasonable attorneys’ fees related to the collection thereof. Guarantor irrevocably authorizes Creditor at any time and from time to time to file in any filing office in any Uniform Commercial Code jurisdiction any initial financing statements and amendments thereto which Creditor deems necessary or appropriate to perfect the security interests hereby granted.

The security interest granted above is hereby expressly subordinated in priority to any liens currently of record evidenced by a Uniform Commercial Code – 1 filed with the Secretary of State of the State of Oregon on the applicable Guarantor’s property in respect of:

a)	that Loan No. 5876 from First Interstate Bank to Craft Canning dated July 12, 2019 in the aggregate principal amount of $500,000.00 with a current balance of $500,000.00 and that Loan No. 5877 from First Interstate Bank to Craft Canning dated July 12, 2019, in the aggregate principal amount of $197,929.02 with a current balance of $97,829.56 and that Loan No. 5096 from First Interstate Bank to Craft Canning dated July 12, 2019 in the aggregate principal amount of $306,623.68 with a current balance of $27,820.68 and that Loan No. 0555 from First Interstate Bank to Craft Canning dated July 12, 2019 in the aggregate principal amount of $195,331.99 with a current balance of $66,277.24 and that Loan No. 8551 from First Interstate Bank to Craft Canning dated August 13, 2019 in the aggregate principal amount of $300,000 with a current balance of $152,208.73 and that Loan No. 9010 from First Interstate Bank to Craft Canning dated November 8, 2019 in the aggregate principal amount of $300,000 with a current balance of $167,383.69 (collectively the “First Interstate Agreements”); and

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b)	that Credit and Security Agreement with Live Oak Bank with a current principal balance of $1,959,723.60, secured by all of Guarantor’s assets including proceeds.

The Company and Guarantor agree that it shall not amend the First Interstate Agreements to increase Company’s obligations under the agreements beyond the original principal amount and will not amend the agreement with Live Oak Bank to increase the current balance without the prior written consent of Creditor.

Craft Canning further agrees that it shall not incur, assume or in any manner become liable in respect of, or suffer to exist, any indebtedness other than (i) indebtedness incurred or guaranteed by Craft Canning in effect as of the date hereof, (ii) trade debt incurred in the ordinary course of business, and (iii) indebtedness that is expressly subordinate and junior in right and priority of payment to the Note that is reasonably satisfactory in form and substance to the Creditor.

Creditor agrees that Guarantor may enter into $2,500,000 in capital leases on its first digital can printer and accessories. Creditor further agrees that Guarantor may enter into up to an additional $2,500,000 on a second printer if Guarantor shows Creditor a budget with details of revenue and expenses acceptable to Creditor.

Guarantor waives notice of acceptance of this Guaranty, and presentment, demand, protest, notice of protest, notice of default and diligence in collecting any Guaranteed Obligations, and agrees that Creditor may modify the terms of, compromise, extend, increase, accelerate, renew or forbear to enforce payment or performance of, any part or all any Guaranteed Obligations, or permit the Debtor to incur additional Guaranteed Obligations, all without notice to Guarantor and without affecting in any manner the unconditional obligation of the Guarantor under this Guaranty. Guarantor acknowledges and agrees that the liabilities created by this Guaranty are direct and are not conditioned upon pursuit by Creditor of any remedy Creditor may have against the Debtor or any other person or any security. No invalidity, irregularity, or unenforceability by reason of any bankruptcy, insolvency or other similar law, or any law or order of any government or agency thereof purporting to reduce, amend or otherwise affect the Guaranteed Obligations shall impair, affect or be a defense to the obligations of the Guarantor under this Guaranty.

Guarantor delivers this Guaranty based solely on such Guarantor’s independent investigation of the financial condition of the Debtor and is not relying on any information furnished by Creditor with respect to Debtor’s financial condition. Guarantor assumes full responsibility for obtaining any further information concerning the Debtor’s financial condition, the status of the Guaranteed Obligations or any other matter which Guarantor may deem necessary or appropriate from time to time. Guarantor hereby waives any duty on the part of Creditor and agrees that it is not relying upon or expecting Creditor to disclose to the Guarantor any fact now or hereafter known by Creditor, whether relating to the operations or condition of the Debtor, the occurrence of any default with respect to the Guaranteed Obligations, or otherwise, notwithstanding any effect such fact may have upon Guarantor’s risk hereunder or Guarantor’s rights against Debtor. Guarantor knowingly accepts the full range of risk encompassed in this Guaranty, which risk includes, but is not limited to, the possibility that Debtor may incur Guaranteed Obligations to Creditor after the financial condition of Debtor, or its ability to pay its debts as they mature, has deteriorated.

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Guarantor agrees that no security now or hereafter held by Creditor for the payment of any Guaranteed Obligations, whether from Debtor, any guarantor, or otherwise, and whether in the nature of a security interest, pledge, lien, assignment, setoff, suretyship, guaranty, indemnity, insurance or otherwise, shall affect in any manner the unconditional obligation of the Guarantor under this Guaranty, and Creditor, in its sole discretion, without notice to Guarantor, may release, exchange, enforce and otherwise deal with any such security, including the Collateral, without affecting in any manner the unconditional obligation of the Guarantor under this Guaranty. Guarantor acknowledges and agrees that Creditor has no obligation to acquire or perfect any lien on or security interest in any asset or assets, whether realty or personalty, including the Collateral, to secure payment of the Guaranteed Obligations.

Until such time as the Guaranteed Obligations shall be indefeasibly paid and performed in full, Guarantor hereby agrees not to exercise any rights to be subrogated to the position of Creditor or to have the benefit of any lien, security interest or other guaranty hereafter held by Creditor for the Guaranteed Obligations. Until such time as the Guaranteed Obligations shall be indefeasibly paid and performed in full, Guarantor agrees not to assert any right of reimbursement, indemnity, contribution, or other right of recourse to or with respect to Debtor. Creditor shall have no duty to enforce or protect any rights which Guarantor may have against Debtor, and Guarantor assumes full responsibility for enforcing and protecting any such rights.

If after receipt of any payment of all or any part of the Guaranteed Obligations, Creditor is for any reason compelled to surrender such payment to any person or entity, because such payment is determined to be void or voidable as a preference, impermissible setoff, diversion of trust funds or for any other reason, then to the extent of that payment, the Guaranteed Obligations shall be revived and the obligations under this Guaranty shall be continued in effect without reduction or discharge for that payment, and this Guaranty shall continue in full force notwithstanding any contrary action which may have been taken by Creditor, Debtor or Guarantor in reliance upon such payment, and any such contrary action so taken shall be without prejudice to Creditor’s rights under this Guaranty and shall be deemed to have been conditioned upon such payment having become final and irrevocable.

Anything contained in this Guaranty to the contrary notwithstanding, the obligations of Guarantor hereunder shall be limited to a maximum aggregate amount equal to the largest amount that would not render Guarantor’s obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any applicable provisions of comparable state law (collectively, the “Fraudulent Transfer Laws”), after giving effect to all other liabilities of Guarantor, contingent or otherwise, that are relevant under the Fraudulent Transfer Laws and after giving effect as assets to the value (as determined under the applicable provisions of the Fraudulent Transfer Laws) of any rights to subrogation or contribution of Guarantor pursuant to (i) applicable law or (ii) any agreement providing for an equitable allocation among Guarantor and other affiliates of the Debtor (if any) of obligations under guaranties by such parties.

This Guaranty constitutes the entire agreement of Guarantor and Creditor with respect to the subject matter hereof. No waiver, consent, modification or change of the terms of this Guaranty shall bind Guarantor or Creditor unless in writing and signed by the waiving party or an authorized officer of the waiving party, and then such waiver, consent, modification, or change shall be effective only in the specific instance and for the specific purpose given. This Guaranty shall be binding on Guarantor and the Guarantor’s successors and assigns including, without limiting the generality of the foregoing, any debtor-in-possession or trustee-in-bankruptcy for Guarantor. Guarantor, as subsidiaries of Debtor, will receive direct and indirect benefit from the extension of credit by Creditor to Debtor. Guarantor acknowledges that the terms hereof are reasonable. If any provision of this Guaranty is unenforceable in whole or in part for any reason, the remaining provisions shall continue to be effective.

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THIS GUARANTY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF CALIFORNIA, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES.

GUARANTOR WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, SUIT OR CLAIM ARISING OUT OF THIS GUARANTY.

IN WITNESS WHEREOF, Guarantor has executed this Guaranty as of the date first written above.

CRAFT CANNING + BOTTLING, LLC

By:	/s/ Geoffrey Gwin
Name:	Geoffrey Gwin
Title:	Manager

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EXHIBIT A

COLLATERAL

Guarantor	Collateral
Craft Canning + Bottling, LLC	All assets of Craft Canning wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof including all of the Craft Canning’s personal property of every kind and nature, including, without limitation, all goods (including inventory, equipment and all accessions thereto), instruments, documents, accounts, general intangibles, chattel paper, deposit accounts, letter-of-credit rights, commercial tort claims, investment property, supporting obligations and insurance claims and proceeds.